Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I

(Form Type)

Vista Credit Strategic Lending Corp.

(Name of Issuer)

Vista Credit Strategic Lending Corp.

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$16,978,953.47(1)	0.01531%	$2,599.48 (2)
Fees Previously Paid
Total Transaction Valuation	$16,978,953.47 (1)
Total Fees Due for Filing			$2,599.48 (2)
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due			$2,599.48 (2)

(1)
Calculated as the aggregate maximum purchase price for shares of common stock, based upon the net asset value per share as of May 31, 2025, of $19.64. This amount is based upon the offer to purchase up to 864,508.832 shares of common stock, par value $0.01 per share, of Vista Credit Strategic Lending Corp.
(2)
Calculated at $153.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Section 6(b) Filing Fee Rate Advisory for Fiscal Year 2025.